Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

RAY MAPLE INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value US$0.0001 per share	(1)	457(o)		$	$25,000,000.00	0.0001381	$3,452.50

Total Offering Amounts:							$25,000,000.00		3,452.50
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,452.50

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares (“Ordinary Shares”) registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of the Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.

Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.